EXHIBIT 23.1

KPMG LLP
Suite 800
1225 17th Street
Denver, CO 80202-5598

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Centennial Resource Development, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of Centennial Resource Development, Inc. and its subsidiaries of our reports dated February 24, 2020, with respect to the consolidated balance sheets of Centennial Resource Development, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Centennial Resource Development, Inc. Our report refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Update 2016-02, Leases (ASC Topic 842).
/s/ KPMG LLP
Denver, Colorado
May 29, 2020